Exhibit 99.2

Great South Land Minerals Limited

ABN 54 068 650 386

16 May 2012

Hon Bryan Green MP

Level 10, Executive Building

15 Murray Street,

Hobart TAS 7000

RE: REQUEST FOR EXTENSION OF TERM OF EXPLORATION LICENCE 14/2009

Dear Minister,

I have dedicated the past 35 years to research and exploration in Tasmania to determine the probability of onshore oil and gas. The Tasmanian Government has also supported and encouraged not only the formation of a public company but the spending of mainly Tasmanians money on this endeavour to be undertaken. Great South Land Minerals (GSLM)/Empire Energy Corporation International (Empire), have jointly expended well in excess of AUD$64 million dollars on this project to date and remains majority owned by Tasmanians despite the fact Empire is a US publically listed company.

During the period between the end of SEL13/98 term and the issuing of Exploration Licence (EL) 14/2009, GSLM experienced unprecedented opposition from Mineral Resources Tasmania (MRT) to permit GSLM continuing the exploration and drilling program previously undertaken within SEL 13/98. The assessment and issuing of EL14/2009 was of considerable concern to GSLM since the area comprising EL 14/2009 was only 41% of the area originally applied for by the company. As a direct result of this decision by MRT, Empire’s shareholders have appealed for equity which has forced the company to take these matters to the Mining Tribunal of the Magistrates Court of Tasmania and also the Industry Ombudsman.

GSLM believes that during the assessment period for EL14/2009 that MRT intentionally discriminated against GSLM, and as part of that strategy, MRT was selective in what information had been conveyed to the Minister for Energy and Resources.

As of 16 May 2012, GSLM has expended approximately AUD$8 million on commitments to exploration activities concerning EL14/2009 which is a significant outlay. GSLM has committed to a further seismic program of ~300 line kilometres and has a contractor (Hunt Energy) in place to resume drilling activities at the Bellevue site in the Central Highlands followed by the Thunderbolt site in the Upper Derwent Valley. The project has taken significant time and resources to coordinate the required Petroleum exploration utilities, including Rigs, Seismic Trucks, and specialist personnel to properly manage a project of this nature. There has been an Australia wide demand upon these resources and activities from major commercial oil and gas players in searching for coal seam methane in the last two years, which has made the task more difficult. Regional flooding has stranded equipment in parts of Australia and GSLM’s operations have been affected by additional delays due to some of these logistical matters which have been entirely outside of the company’s control. It is just now, early 2012, that firm commercial commitments have been able to be made to remobilise onground exploration operations.

GSLM holds the view that the original proposed 5 year Exploration Licence for EL14/2009 would have provided a more practical time frame in which to better coordinate some of the commercial, technical and resource issues experienced over the past 2 years.

The company believes that it has achieved to this point, the stages of the program normally reached at the conclusion of the first 2 years of a licence period and is now set to continue the final stages of the drilling and seismic program. The program to drill two wells by 16 May 2012 was severely hindered by unforeseen circumstances, and consequently GSLM has legitimate reasons for these delays.

GSLM commenced drilling during December 2008 at Bellevue #1 and has already drilled to a depth of 272m. Further drilling could have been commenced under EL14/2009 if not for the unnecessary delays and requirements put upon this company by MRT and the Director of Mines. Following GSLM’s application for licence being submitted to MRT on 30 September 2009, the delays in issuing EL14/2009 took over 8 months. Additionally, the cancellation of the drilling approval for Bellevue #1 by MRT caused major setbacks to the exploration program progress and significant financial loss to the parent company Empire. MRT’s prevention of GSLM’s ability to resume drilling on the change of licence from SEL13/1998 to EL14/2009 caused considerable expense to both Empire and GSLM due to the standby charges associated with the onsite drill rig and costs associated with the relevant crews and specialist personnel.

There have also been significant issues relating to the change of land ownership of the Bellevue site that have contributed to considerable difficulties in being able to coordinate the progress of the drilling program to meet key milestones as initially planned.

At the time of signing EL14/2009 on 17 May 2010, GSLM was not aware of the proposed sale of the property covering the Bellevue drill site. This officially changed hands to a new owner on 21 March 2011. These changes to the ownership of the Bellevue site, and the subsequent requirements to negotiate new landowner access agreements and a revised FPP have had a significant impact on the ability of GSLM to undertake the intended exploration program, and resulted in extensive delays. Negotiations were only just finalised at the end of 2011.

GSLM has been unable to submit a drilling operations plan, however, has substantially completed such plans with the assistance of its drilling engineer over the past 12 months. One issue of particular note was GSLM’s work program application submitted to MRT during November 2011, to enable the hole at Bellevue to be cleaned out, and casing inserted which was rejected by the Department.

Earlier this year, Empire commissioned Global Exploration Services (www.globalexplor.com) to perform an extensive review into existing seismic data captured by GSLM with concentrated efforts on Bellevue and Thunderbolt prospects. This extensive internal and third party analysis on existing geological data has defined reef structures within the Bellevue anticline. The final assessment yields more prospect probabilities, with the chance of success for the Bellevue Gondwana Prospect rated at 24% and the Bellevue Larapintine prospect chance from 2% to 22% demonstrating that the Bellevue well overall, has a reasonable chance of success. The chance of success was also included for the Thunderbolt Gondwana prospect at 22% and reassessed for the Thunderbolt Larapintine prospect to 18% therefore also giving the Thunderbolt drill hole a reasonable chance of success.

Tasmania and South Australia are already in recession, and Tasmania yields the highest unemployment rate of any State in Australia. This has been largely a result of a high dollar, high interest rates and significant local and Federal government spending cuts which have slowed Australia's economic growth in the latter half of 2011. We acknowledge that the last two years have presented significant challenges to manage limited resources within such a short timetable.

During 2011, the Minister proposed revoking EL14/2009. This caused considerable difficulties for   GSLM and this uncertainty has inhibited significant progress toward achieving the company’s exploration objectives and licence conditions in a timely manner. Many stakeholders casted doubt over company maintaining its rights given the time taken for the Minister to deliver his decision and were reluctant to engage with GSLM due to political and licence risks.

As you are aware, GSLM involved the public in a share float of the company under conditions laid out by the Tasmanian Government during 1998. This condition was met via a reverse takeover with Empire in 2005. Empire is presently listed on the Pink Sheets in the USA, with the company having more than 2,600 shareholders worldwide of which over 500 Tasmanian investors have maintained a controlling interest in the company. As agents of the shareholders of this company, we believe they deserve a fair and positive resolution to these issues.

In consideration of the above, GSLM believe that any decision by the Minister with intent to revoke, cancel or discontinue GSLM’s EL14/2009 would be another attempt by the Tasmanian Government to cause further setbacks disallowing progress of GSLM’s exploration and drilling program.

GSLM request the Minister to take into consideration the current matters before the Magistrates Court and those issues presently under investigation with the Industry Ombudsman. GSLM appeal to the Minister to consider the political, legal and commercial implications of any revocation, or cancellation of EL14/2009. There has been over 30 years of work and $64 million dollars put into scientifically establishing supporting evidence providing overwhelming justification for this company to continue to see this project through. With the current Tasmanian unemployment rate at 7.7 percent a project of this nature can only serve to create employment and economically benefit Tasmania. This can only be reached with the cooperation of the Tasmanian Government in allowing EL14/2009 to be extended for a further 3 year term.

Yours Sincerely,

/s/ Malcolm Bendall

Malcolm Bendall (FAICD)

CEO Great South Land Minerals Ltd &

CEO Empire Energy Corporation International

Encl. 1. Application of Extension of Term of an Application for a further 3 years - EL14/2009

2. Annual Report 2012 for EL14-2009 attached as Appendix 13 of (1)

CC: Director of Mines

Level 3, 65 Murray Street, Hobart Tasmania 7000

GPO Box 1603 Hobart Tasmania 7001 Telephone: (03) 6231 3529 Facsimile: (03) 6234 9075

e‐mail: admin@gslm.com.au www.gslm.com